EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-39618 and 333-62685) of SportsLine.com, Inc. and in the related Prospectus, and in the Registration Statements (Form S-8 Nos. 333-43746, 333-46021, 333-46023, 333-46029, 333-57821, 333-33650 and 333-33654) pertaining to the SportsLine.com, Inc. 1997 Incentive Compensation Plan, 1997 Employee Stock Purchase Plan and 1995 Stock Option Plan and certain other options and warrants, of our report dated January 30, 2004 (except for the 12th paragraph of Note 12, as to which the date is February 26, 2004), with respect to the consolidated financial statements of SportsLine.com, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/S/ Ernst & Young LLP

Ft. Lauderdale, Florida

March 24, 2004